Exhibit 10.2

FEE LETTER
AMENDMENT NO. 1

Dated as of September 12, 2013

To Citicorp USA, Inc.

Ladies and Gentlemen:

Reference is made to the Letter Agreement, dated as of August 6, 2013 (the “Fee Letter”), between XLIT LTD., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), and Citicorp USA, Inc. (“CUSA”), which was entered into in connection with the Credit Agreement, dated as of August 6, 2013 (as amended, modified or supplemented as of the date hereof, the “Credit Agreement”), among the Company, the Lenders party thereto (the “Lenders”) and CUSA, as Administrative Agent (in such capacity the “Administrative Agent”), and as issuing lender. Capitalized terms used herein and not otherwise defined herein have the meanings given such terms in the Credit Agreement.

The Company hereby requests that the Fee Letter be amended as provided below.

Section 1. Fee Letter Amendment. The parties agree that, effective as of the date of this Fee Letter Amendment No. 1 (this “Fee Letter Amendment No. 1”) and upon execution by CUSA of this Fee Letter Amendment No. 1 and the delivery of an executed counterpart hereof to the Company, Section 1 of the Fee Letter is amended and restated in its entirety to read as follows:

“Section 1.    Facility Fee. The Company agrees to pay to the Administrative Agent a facility fee (the “Facility Fee”) (which fee, once paid, will be nonrefundable under any circumstances except for manifest error by CUSA and not subject to counterclaim or set-off for, or otherwise affected by, any claim or dispute relating to any other matter) that (i) shall accrue at the rate of 0.74% per annum on the aggregate amount of the Commitments in effect from time to time (whether used or unused) during the period from and including August 6, 2013 to but excluding September 12, 2013; and (ii) shall accrue at the rate of 0.75% per annum on the aggregate amount of the Commitments in effect from time to time during the period from and including September 12, 2013 to and including the date the Commitments are terminated on the Commitment Termination Date or in accordance with Article VIII of the Credit Agreement; provided that, if any Lender continues to have any Credit Exposure after the date the Commitments are terminated, then the Facility Fee shall also accrue on the daily amount of such Lender's Credit Exposure from but excluding the date the Commitments are terminated to and including the date on which such Lender ceases to have any Credit Exposure. Accrued Facility Fees shall be payable in arrears on the 20th day of March, June, September and December of each year and on the date on which the Commitments are terminated, commencing on the first such date to occur after the date hereof; provided that any Facility Fees accruing after the date on which the Commitments terminated shall be payable on demand. The Facility Fees payable shall be computed for the actual days elapsed (including the first day but excluding the last day) based on a year of 360 days.”

Section 2. Effect on the Fee Letter. The execution, delivery and effectiveness of this Fee Letter Amendment No. 1 shall not operate as a waiver of any right, power or remedy of CUSA under the Fee Letter, nor constitute a waiver of any provision of the Fee Letter. Except as expressly amended above, the Fee Letter is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. This

Fee Letter Amendment No. 1 shall be binding on the parties hereto and their respective successors and permitted assigns under the Credit Agreement.

Section 3. Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable out of pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Fee Letter Amendment No. 1 and any other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto, and all reasonable costs and expenses (including, without limitation, counsel fees and expenses), if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Fee Letter Amendment No. 1.

Section 4. Miscellaneous. This Fee Letter Amendment No. 1 shall constitute a Credit Document and be subject to the provisions of Sections 3 and 4 of the Fee Letter, each of which is incorporated by reference herein, mutatis mutandis.

If you consent and agree to the foregoing, please evidence such consent and agreement by (i) executing and returning a counterpart to this Fee Letter Amendment No. 1 by facsimile or e-mail to William Westbrook (fax no. 404-572-5100 / e-mail: wwestbrook@kslaw.com) and (ii) promptly thereafter executing and returning three original counterparts to this Fee Letter Amendment No. 1 by overnight mail to King & Spalding LLP, 1180 Peachtree Street, NE, Atlanta, GA, 30309, Attention: William Westbrook.

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Very truly yours,

XLIT LTD.

By /s/ Simon Rich
Name: Simon Rich
Title: Director

Fee Letter Amendment No. 1

The undersigned hereby consents
and agrees to the foregoing:

CITICORP USA, INC.

By /s/ Charles Plambeck
Name: Charles Plambeck
Title: Vice President

Fee Letter Amendment No. 1